AGREEMENT AND PLAN OF MERGER
OF
AES OHIO MERGER SUB, LLC
AND
AES OHIO GENERATION, LLC

THIS AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”) dated as of September 28, 2017, is adopted and made by and between AES Ohio Merger Sub, LLC, an Ohio limited liability company (“Acquired Company”), and AES Ohio Generation, LLC, an Ohio limited liability company (“Surviving Company”) (Surviving Company and Acquired Company being sometimes referred to herein each individually as a “Constituent Company” and together collectively as the “Constituent Companies”).
RECITALS:
A.    Acquired Company is a limited liability company organized and existing under the laws of the State of Ohio. Prior to the effectiveness of the Merger (as defined herein), all of the issued and outstanding membership interests of Acquired Company will be transferred from The Dayton Power and Light Company, an Ohio corporation, to DPL Inc., an Ohio corporation (“Parent”).
B.    Surviving Company is a limited liability company organized and existing under the laws of the State of Ohio. All of the issued and outstanding membership interests of Surviving Company are owned by Parent.
C.    The board of managers of each Constituent Company deems the merger of Acquired Company with and into Surviving Company, under and pursuant to the terms and conditions of this Plan of Merger, to be desirable and in the best interests of such Constituent Company and its member, and has adopted resolutions approving this Plan of Merger and directing that this Plan of Merger be submitted to its member.
D.    The member of each Constituent Company deems the merger of Acquired Company with and into Surviving Company, under and pursuant to the terms and conditions of this Plan of Merger, to be desirable and in the best interests of such Constituent Company, and has adopted resolutions approving this Plan of Merger.
NOW, THEREFORE, in consideration of the recitals and of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Constituent Companies agree as follows:
ARTICLE I
Merger
Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as defined in Article V hereof), Acquired Company shall be merged with and into Surviving Company pursuant to the provisions of, and with the effect provided in, Sections 1705.36 et seq. of the Ohio Revised Code (said transaction being hereinafter referred to as the “Merger”).
Upon the Effective Date, the separate existence of Acquired Company shall cease and all rights, privileges, powers, immunities, and franchises, public or private, of Acquired Company, and all property, real, personal, and mixed, and debts due to Acquired Company on whatever account, as well as all subscriptions for membership interests and all other choses or things in action, and every other interest of or belonging to or due Acquired Company, shall be taken and deemed to be transferred to and vested in Surviving Company without further act or deed; provided, however, that all rights of creditors and all liens on any property of Acquired Company shall be preserved and unimpaired, and all debts, liabilities, duties, and obligations of Acquired Company shall thenceforth attach to Surviving Company and may be enforced against Surviving Company to the same extent as if said rights, liens, debts, liabilities, duties, or obligations had been incurred, contracted, or assumed by Surviving Company.
ARTICLE II
Articles of Organization and Operating Agreement
The Articles of Organization and the Operating Agreement of Surviving Company on and after the Effective Date shall be Surviving Company’s existing Articles of Organization and Operating Agreement until changed or amended as provided therein or by applicable law.
ARTICLE III
Board of Managers
The managers of Surviving Company shall continue to be Surviving Company’s managers on and after the Effective Date.
ARTICLE IV
Cancellation of Membership Interests
As of the Effective Date, each membership interest of Acquired Company issued and outstanding on the Effective Date shall be cancelled, and all rights in respect thereof shall cease, and thereafter any and all certificates for such membership interests shall be surrendered and cancelled. The membership interests of Surviving Company issued and outstanding on the Effective Date shall continue to be fully paid and non assessable membership interests of Surviving Company.
ARTICLE V
Effective Date of Merger
A Certificate of Merger evidencing the Merger shall be delivered to the Secretary of State of Ohio for filing. The Merger shall be effective as of October 1, 2017 (such date and time being herein referred to as the “Effective Date”).
ARTICLE VI
Further Assurances
If at any time Surviving Company shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in Surviving Company title to any property or rights of Acquired Company, or otherwise to carry out the provisions of this Plan of Merger, the officers and the board of managers of Acquired Company as of the Effective Date, and thereafter the officers and the board of managers of Surviving Company acting on behalf of Acquired Company, shall execute and deliver any and all property assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect, or confirm title to such property or rights in Surviving Company and otherwise to carry out the provisions of this Plan of Merger.
ARTICLE VII
Miscellaneous
(A)    Prior to the filing of the Certificate of Merger, this Plan of Merger may be amended or supplemented by mutual agreement of each of the Constituent Companies. Any such amendment or supplement must be in writing and approved by the board of managers of each of the Constituent Companies, and to the extent required by applicable law, by any necessary vote of the members of the Constituent Companies. In addition, this Plan of Merger may be terminated by the action of the board of managers of either of the Constituent Companies at any time for any reason prior to the filing of the Certificate of Merger.
(B)    The headings of the Articles of this Plan of Merger are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Plan of Merger.
(C)    For the convenience of the Constituent Companies and to facilitate the filing and recording of this Plan of Merger, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
[remainder of page intentionally left blank]
IN WITNESS WHEREOF, each of the Constituent Companies has caused this Plan of Merger to be executed by its duly authorized representative as of the date first set forth above.
ACQUIRED COMPANY

AES OHIO MERGER SUB, LLC,
an Ohio limited liability company

By:
Name:
Title:

SURVIVING COMPANY

AES OHIO GENERATION, LLC,
an Ohio limited liability company

By:
Name:
Title: